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                            TABLE OF CONTENTS



                                                               PAGE

PREAMBLE                                                        1
RECOGNITION                                                     1
RESPONSIBILITIES                                                1
UNION SECURITY & CHECK-OFF                                      3
HOURS OF EMPLOYMENT                                             4
REPORTING, MINIMUM & CALL BACK PAY                              4
SHIFT TRANSFER                                                  5
REST PERIODS                                                    5
OVERTIME                                                        5
PERSONAL LEAVE TIME                                             6
HOLIDAYS                                                        6
BEREAVEMENT PAY                                                 6
WAGE RATES                                                      7
LEAD PERSON PAY                                                 8
JOB CLASSIFICATIONS/PROMOTIONS LADDERS                          8
NEW OR REVISED JOB CLASSIFICATION                               9
SENIORITY                                                       9
UNION REPRESENTATION                                            9
ACCESS TO FACILITY                                             10
GRIEVANCE ADJUSTMENT & ARBITRATION                             10
TEMPORARY OFF-PLANT AND TRAVEL ASSIGNMENT                      12
NON-DISCRIMINATION                                             12
SAVING CLAUSE                                                  12
HEALTH AND WELFARE                                             12
PENSION                                                        13
DURATION                                                       14

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                                    PREAMBLE

This Agreement is made and entered into this FIRST day of June, 1996 by and between AMERIGON, INCORPORATED, whose office is currently located at 404 East Huntington Drive, Monrovia, California 91016-3600, hereinafter referred to as AMERIGON, and the INTERNATIONAL ASSOCIATION OF MACHINISTS AND AEROSPACE WORKERS, DISTRICT LODGE 725, hereinafter referred to as the IAM.

                              PURPOSE OF AGREEMENT

The purpose of this Agreement is to promote continuity of friendly relations between Amerigon and the IAM and to define wage, hours and conditions of employment for employees covered by the Agreement, and to jointly develop a partnership that will accomplish goals of mutual benefit to all employees, customers, suppliers, the Union and the communities in which we function while at the same time retaining and creating more good and decent jobs with Amerigon.

                                   RECOGNITION

AMERIGON recognizes the IAM, its designated agents and representatives, its successors, as the sole and exclusive collective bargaining agent on behalf of all of the employees of the company at the facilities in Alameda County and elsewhere (excluding the corporate facilities currently located at 404 East Huntington Drive, Monrovia, California) within the bargaining unit defined below, with respect to wages, hours and all other terms or conditions of employment.

a. All vehicle technicians, machinists, welders, planners, operators, shipping and receiving, reproduction and development production and maintenance employees employed in the manufacture of vehicles; and

b. excluding all professionals, office clerical, and other employees employed in the production of electronic sensors, controls and vehicle guidance systems and supervisors, as defined in the act.

     From time to time, it may be necessary for engineers and supervisory personnel to work with bargaining unit employees. However, it is understood that non-bargaining unit employees shall not perform bargaining unit work while those who normally perform such work are on layoff or where such performance would create a reduction in force of the bargaining unit employees.

                                RESPONSIBILITIES

                  AMERIGON MANAGEMENT WILL BE RESPONSIBLE FOR:

-     Discharge decisions;
-     Assigning jobs;
-     Providing company tools:
-     Promotion decisions;
-     Disciplinary decisions;
-     Equipment and property;
-     Necessary workforce reduction.

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Amerigon management has approval authority for these decisions unless otherwise covered by the labor agreement. Information will be provided to the IAM either voluntarily or by request.

                  JOINTLY DEVELOP/IMPLEMENT WITH JOINT APPROVAL

It is the full intent of the parties to work together to insure the success in this endeavor of partnering of responsibilities. To that end the parties will try a new approach to working together.

Each party may present an idea or a concept to the other. We will then jointly review and, if acceptable, develop the idea with a plan for implementation for the following topics:

-    Screening of applicants and making recommendations for hiring;
- Contracting in or contracting out of components and sub-components that relate to the production plan;
-    Responding to the production schedule such as, overtime hours of work and
-    need for additional resources including equipment, material and personnel;
- Skill requirements; training needs in order to create a multi skill environment;
-    Reasonable rules and regulations.

Intentions to do the above will be communicated in a timely manner with the Union. Both parties will attempt to reach consensus agreement prior to implementation. Any decisions concerning the above matters enacted without consensus may be subject to the grievance procedure.

However, if the procedure for joint development and joint approval does not work to the satisfaction of either the Union or the Company, one party shall notify the other in writing and the practice of joint development and joint approval shall be discontinued .

                             SHARED RESPONSIBILITIES

Amerigon management and the IAM share responsibility for all or part of the following topics:

-    Safety and health of employees;
-    Investigations;
-    Represent employees and their work;
-    Payment of dues;
- Community involvement (i.e., United Way, Blood Drives, Community Services Committee);
-    Support teaming/team/work;
-    Require employees to follow rules;
-    Involve the right people in decision-making;
- Protect the environment (i.e., recycling, pollution control, conservation of energy);
-    Leadership for a successful company;
-    High quality of work;
-    Solve problems at the lowest level;

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-    Preservation of jobs;
-    Promote maximum efficiency.

Where information is developed, it will be provided either voluntarily or by request.

           EMPLOYEES' RESPONSIBILITIES (AMERIGON AND IAM MEMBERS)

In addition to the roles and responsibilities for the IAM and Amerigon, all of us have to be responsible and accountable for our following actions:

-    Work safely;
-    Provide personal tools (when required);
-    Notice for family and medical leave;
-    Do high quality work;
-    Follow rules and regulations;
-    Work efficiently
-    Offer suggestions for improvement where you can;
-    Resolve problems at the lowest level;
-    Be responsible for your actions;
-    Work within the labor agreement
-    Change of address to Personnel Records.

Through shared responsibility we will ensure our success in the future.

                          UNION SECURITY AND CHECK-OFF

All present employees covered by this Agreement shall, as a condition of continued employment, become members of the IAM by the thirty-first (31) day following the execution of this agreement, and shall remain members of the IAM during the term of the agreement, to the fullest extent permissible by law.

All new employees covered by this agreement shall, as a condition of employment, become members of the IAM by the thirty-first (31) day following the beginning of employment, and shall remain members during the term of this agreement, to the fullest extent permissible by law.

Amerigon will, within three (3) working days after receipt of notice from the Union, discharge any employee who has failed to comply with the provisions of the preceding paragraphs.

The IAM shall indemnify and save Amerigon harmless against any and all claims, demands, lawsuits or other forms of liability that may arise out of or by reason of action taken by the company at the direction of the union in making payroll deductions of membership dues, reinstatement, initiation fees, or discharge of an employee at the IAM's request in accordance with the paragraph above.

Upon receipt of authorization signed by the employee, Amerigon shall deduct from the employee's pay the initiation fee, or reinstatement fee and monthly dues or fees payable to the IAM, in an amount directed by the Union for the period specified, so long as the employee remains in the bargaining unit.

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                               HOURS OF EMPLOYMENT

Forty hours shall constitute a work week, eight hours per day, five days per week, Monday through Friday.

The regularly established starting time of the Day Shift shall be recognized as the beginning of the twenty-four hour work day period. When irregular or broken shifts are worked, overtime rates shall apply before the regular starting time and after the regular quitting time of the shift on which the employee is regularly employed.

First, or regular day shift: A consecutive eight and one-half hours period, between the hours of 6:00 a.m. and 5:30 p.m., less thirty minutes for meals on the employee's time. Pay for a full shift period shall be a sum equivalent to eight times the regular hourly rate with no premium. By mutual agreement between the Employer and the Union the lunch period may be extended to one hour, provided, however, that it does not change the hours of the second shift.

Second shift: A consecutive eight and one-half hour period, between the hours of 2:30 p.m. and 2:00 a.m., less thirty minutes for meals on the employee's time. Pay for the swing shift period shall be a sum equivalent to eight (8) times the employee's regular rate including a fifty cent (50-cent) per hour shift differential.

Three Shift Operation: The hours worked, should a three shift operation be established, will be a consecutive eight hour period, less thirty minutes for meals, between the hours of 10:00 p.m. and 8:00 a.m. Pay for the grave shift shall be a sum equivalent to eight (8) times the employee's regular rate including a fifty cent ($.50) per hour shift differential.

For work on any shift less than the full shift period, pay shall be for the number of hours worked, provided such amount not be less than the specified minimum pay.

                       REPORTING, MINIMUM & CALL BACK PAY

1. Any employee reporting for work at the regular starting time on any day at the request of Amerigon and not permitted to work on such day shall receive four hours pay at appropriate rate.

     Any employee shall be deemed as requested to report on his regular shift unless notified by any authorized Amerigon representative to the contrary prior to the close of the previous day's work or notified by telephone or written message at least four hours before his regular start time.

2. Employees who start work, at the regular starting time, shall received a minimum of four hours work or pay, at the appropriate regular rate, or pay for the number of hours worked, whichever is greater, except that any employee who voluntarily leaves his work shall be paid only for actual time worked.

3. Any employee who is called back to work by the employer, before or after, but not in continuation with his regular shift, shall receive not less than four hours pay at the overtime rate. This provision shall not apply

                                        4
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     in case of overtime work which is continuous with the hours of the employee's shift exclusive of his meal period.

4. The provisions of this section "shall not apply if work is unavailable as a result of causes beyond the control of Amerigon.

                                 SHIFT TRANSFER

Employees transferred from one shift to another shift by direction of Amerigon shall be given five working days notice. Otherwise they shall be paid at the overtime rate for the first shift worked. Such changes shall not result in any loss of time to the employee. Whenever such transfer is for three days or less, the applicable overtime rate and shift differential shall be paid. In all cases, the transfer of employees shall be by seniority within a job classification and the affected employee shall have a minimum rest period of eight hours between shifts.

                                  REST PERIODS

It is the intent of the parties to establish reasonable rest periods. The running break will be recognized as dictated by efficient work force and operational requirements. In the event it is deemed necessary by management to change an established rest period within a work department or organization, seven (7) calendar days' notification will be given prior to implementing such change.

The length of rest periods will be ten (10) minutes during the first half of an employee's shift and ten (10) minutes during the last half of an employee's shift.

Wash up time of five (5) minutes shall be provided for before lunch breaks and at the end of the shift.

An uninterrupted thirty (30) minute period, beginning and ending within five (5) hours of the start time shall be provided as a lunch break.

                                    OVERTIME

Overtime will be paid at the rate of one and one half times the employees base rate for all hours worked, at Amerigon's request or instruction, in excess of eight hours per day or forty hours in a work week. Double time will be paid for hours worked in excess of twelve in a workday, or in excess of eight on the seventh day of work within a work week. For the purposes of computing overtime, holidays and paid personal leave time will be counted as hours worked.

Upon request, employees shall be excused from working overtime for reasonable causes.

Employees performing work on a job shall be given preference to all overtime on that job. Otherwise, overtime shall be assigned to employees sequentially down the seniority list. On subsequent occasions that overtime is required to be worked, it shall be assigned to employees sequentially down the seniority list commencing with the employee next in line from the previous occasion. In this respect, employees means those employees who have previously satisfactorily performed the assigned work.

                                        5

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Amerigon is under no obligation for errors in overtime assignment except for making provisions for overtime to be worked by the aggrieved employee at the first reasonable opportunity.

The Human Resources Manager and the District Lodge Business Representative will meet within thirty (30) days of the anniversary of this agreement to review the overtime distribution and premium rates.

                               PERSONAL LEAVE TIME

Amerigon will provide personal leave time to employees which can be used for vacation, sick leave and personal time off from work.

Personal leave time is accrued each pay period (every two weeks) at the following rate:


     0 to 5 years of employment         5.10 hours
     5 plus years of employment         6.15 hours



Leave time may be requested after an employee completes sixty (60) days of employment.

Employees may request to be paid those accumulated hours over forty (40), at any time. Upon termination of employment all accrued hours are to paid to the employee.

                                    HOLIDAYS

The following shall be recognized as paid holidays:

New Years Day                           Thanksgiving Day
Memorial Day                            The Day after Thanksgiving Day
Independence Day                        Christmas Day
The Day after Independence Day          One Floating Holiday*
Labor Day

*Amerigon shall designate by January 15 of each year

                                 BEREAVEMENT PAY

Any employee who has completed his/her probationary period will be paid for three days time off for death in the immediate family, i.e., spouse, child, mother, father, brother or sister, mother-in-law, father-in-law, grandparents or spouse's grandparents, and parents in absentia or spouse's parents in absentia. The names of the parents in absentia shall be on tile with Amerigon. When attending a funeral out of State, any eligible employee will be provided one additional day off without pay. All bereavement time must be taken within ten days following the day of the funeral.

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                                   WAGE RATES

Effective June 1, 1996, AMERIGON will pay the following per hour wage rates for the Labor Grades listed below:

                                   RATE RANGE
                                   ----------

                         Entry               Top

        Labor Grade 7    $19.00              $20.00

        Labor Grade 5    $17.00              $18.00

        Labor Grade 3    $15.OO              $16.00

        Labor Grade 1    $13.00              $14.00


Effective June 1, 1997, AMERIGON will pay a 3% (three percent) General Wage Increase, which shall be applied to the individual base rate of each employee and to maximum of each rate range in the following procedure:

        Labor Grade 7    $19.60              $20.60

        Labor Grade 5    $17.54              $18.54

        Labor Grade 3    $15.48              $16.48

        Labor Grade 1    $13.42              $14.42


Effective June 1, 1998, AMERIGON will pay a 3% (three percent) General Wage Increase, which shall be applied to the individual base rate of each employee and to maximum of each rate range in the following procedure:


        Labor Grade 7    $20.22              $21.22

        Labor Grade 5    $18.10              $19.10

        Labor Grade 3    $15.97              $16.97

        Labor Grade 1    $13.85              $14.85


All employees hired prior to June 1, 1996 shall be paid at the top of the rate of their classification.

Employees hired or promoted after June 1, 1996, shall start at the entry rate for respective classification and shall receive automatic progressional increases of fifty ($.50) per hour on December 1 and June 1 of each calendar year. It shall take no longer than twelve (12) months or two (2) automatic progressions to reach the top of their labor grades.

An applicant for employment may be hired at any rate within the above ranges which is determined by AMERIGON to be in accordance with the applicant's qualifications and experience.

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                                 LEAD PERSON PAY

Employees assigned to lead status will be paid a lead bonus of the highest rate of either 10% (ten percent) of their current rate of pay, or $.25 (twenty-five cents) per hour above the highest classification lead.

                     JOB CLASSIFICATIONS/PROMOTIONAL LADDERS

 The following job classifications and ladders are covered by this Agreement:


Vehicle Assembly Technician - Machinist, Senior                       LG 7

Vehicle Assembly Technician - Weldor, Senior                          LG 7

Vehicle Assembly Technician - Machinist                               LG 5

Vehicle Assembly Technician - Weldor                                  LG 5

Vehicle Assembly Fabricator                                           LG 3

Shipping/Receiving Clerk                                              LG 3

Vehicle Assembler                                                     LG 1

                 Ladder 1

Vehicle Assembly Technician - Machinist, Senior                       LG 7

Vehicle Assembly Technician - Machinist                               LG 5

          *Vehicle Assembly Fabricator                                LG 3

          *Vehicle Assembler                                          LG 1

                 Ladder 2

Vehicle Assembly Technician - Weldor, Senior                          LG 7

Vehicle Assembly Technician - Weldor                                  LG 5

          *Vehicle Assembly Fabricator                                LG 3

          *Vehicle Assembler                                          LG 1


                 Ladder 3

Shipping/Receiving Clerk                                             LG 3

*The Vehicle Assembly Fabricator/Vehicle Assembler classification shall be in each of these ladders for promotional consideration.

                                        8

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                        NEW OR REVISED JOB CLASSIFICATION

It is recognized that the establishment of new or revised job classifications within the collective bargaining unit heretofore defined may be warranted because of changes in job content growing out of the introduction of new products, changes in equipment, tooling, or in methods of processing or in materials processed, etc. Under each circumstance, Amerigon shall prepare and submit to the IAM for negotiation the descriptions and appropriate wage rates for such job classifications as will have been determined within the collective bargaining unit. If agreement can not be reached within fifteen (15) working days, Amerigon may place the job classification into effect. The IAM shall have the right within fifteen (15) working days thereafter to file a grievance over any alleged improper job description and/or wage rate for such classification. If the IAM does not file a grievance within the time limit specified above, the job classification and wage rate established by Amerigon shall be considered to fair and equitable and shall remain in effect.

                                    SENIORITY

For purpose of this Agreement, seniority shall be defined as the period of continuous employment which the employee has accumulated with Amerigon. Employees shall not attain seniority until they have completed a probationary period of thirty (30) calendar days after which time their seniority shall date from date of hire. Any employee who takes a salaried position shall not accrue seniority for the time he/she is out of the bargaining unit.

In the event that work becomes slack and the Employer deems it necessary to reduce the working force, the last employee hired into the classification affected by such reduction, shall be the first employee laid off, and in rehiring, the last employee laid off in the classification shall be the first to be rehired. Persons retained or rehired because of seniority must be willing and able to perform the work remaining to be done. When layoffs are necessary due to lack of work, the employees selected for layoff shall be given five (5) working days notice whenever practicable. Employees laid off and re-employed within twenty-four (24) months shall not suffer loss of seniority. If not re-employed within twenty-four (24) months, such seniority rights shall cease. If an employee is recalled to work and fails to report for work within five (5) working days, his seniority rights shall cease, except in cases where the employee did not receive the notice. Under this condition he shall not lose his seniority rights. If an employee is discharged or voluntarily quits his job, his seniority rights shall cease.

Failure to report for work for a period of three (3) working days without giving satisfactory explanation will be cause for termination.


                              UNION REPRESENTATION


a. STEWARD PROVIDED FOR - the purpose of representation within a plant the union shall be entitled to a reasonable and adequate number of Stewards, who shall restrict their activities to the handling of grievances and/or concerns involving wages, hours and all other terms or conditions of employment. The company will provide a reasonable amount of time each

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     day, not  to  exceed 1 (one)  hour (unless mutually  agreed),  for  this
     purpose.   A  steward should  not  leave  their work  assignments for the foregoing without notifying their supervisor.

b. BUSINESS REPRESENTATIVE TO ACT FOR STEWARD - Where for any reason a plant does not have a Steward, union members may be represented by a Business Representative of the union who may process a grievance in place of a
     Steward.   The union will make every reasonable effort to maintain an active Steward with credentials and authority to act as such.

c. UNION MAY USE BULLETIN BOARD - The company shall provide bulletin board space to the union for the posting of notices concerning meetings, election of officers, notice of union recreational or social events, and other matters, dealing with the affairs of the union. All such notices shall be submitted to a designated company representative prior to posting. Any question over appropriateness of material will be resolved prior to posting.

d. The union will supply the company with a list of Stewards showing the area of their jurisdiction and shift they represent.

                               ACCESS TO FACILITY

It is agreed by both parties hereto that for the purpose of carrying out and enforcing the terms of this agreement, the duly authorized representative of the IAM will have full access to the facility. It is further agreed that said representative(s) will not unduly interfere with the production and/or operation of said facility and whenever possible, prior notice of intent to visit will be given to the company.

                       GRIEVANCE ADJUSTMENT & ARBITRATION

A.   GRIEVANCE DEFINED

     A grievance is defined to be any difference or issue raised by an employee or the Union regarding the application or interpretation of any provision of this Agreement.

B.   TIME LIMITS

     Any grievance involving discharge or layoff must be filed within five (5) working days after the occurrence of the event upon which the grievance is based. Other grievances must be filed within fifteen (15) working days after the occurrence of the event upon which the grievance is based. Awards for settlements of grievances may or may not be retroactive as the equities of each case may demand, but in no event shall any arbitration award to retroactive beyond thirty (30) calendar days prior to the date on which the grievance was first presented to the Employer.

C.   GRIEVANCE PROCEDURE

     If a grievance arises, it shall be taken up by the employee involved with his immediate supervisor, with the presence of the shop steward, or may be



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     taken up by the shop steward alone.  The supervisor should give an answer within two (2) work days.

     If the above efforts fail to settle the grievance, or if the Union has a grievance, the grievance shall be presented to the Employer's authorized representative by the steward.

     The Employer's authorized representative should give an answer within a reasonable time. If the shop steward is dissatisfied with the Employer's answer, the grievance shall be taken up by the Business Representative and a representative of the Employer who is empowered to act.

     If the Union is dissatisfied with the Employer's answer it may appeal the case to arbitration by giving the Employer written notice of the Union's
     intent to appeal the  case to arbitration.   The period following the
     Employer's answer during which such appeal must be filed is extended from thirty (30) to sixty (60) days with the understanding that the Employer is relieved of any additional liability associated with the thirty (30) day extension. Grievances not appealed to arbitration within sixty (60) days following the Employer's answer shall be considered settled.

     For disciplinary suspension and termination cases only, the parties may establish a Board of Adjustment for such cases if mutually agreed upon. Each party will be represented by two (2) persons who have had no direct interaction in the issue(s) previously, nor have any vested interest in the outcome and it is understood that the assigned Business Representative will not be eligible to participate on such Board.

     Prior to such grievances being appealed to arbitration, either party may, within ten (10) working days of the company's answer, request a Board of Adjustment meeting. Should both parties agree, the Board will meet within ten (10) working days of receipt of notification. The Board must decide the grievance within three (3) working days of the completion of the hearing.

     The Board of Adjustment is hereby authorized to reach a final and binding decision on the grievance provided. However, the Board's decision must be within the scope and terms of this Contract. A majority vote by the Board
     constitutes  a  final  and  binding  issue.   However,  the  Board  has  no
     authority to add to, subtract from, alter or amend any of the terms of this contract.

D.   ARBITRATION

     Upon receipt of a written appeal by the Union of a case to arbitration, the employer and the union will attempt to agree on an arbitrator to decide the cease. If no agreement is reached, the American Arbitration Association or State Mediation and Conciliation Service will be asked by either the employer or the union to furnish a list of five (5) established local arbitrators (those within one day's drive) and the union and the employer will select an arbitrator from this list by alternately striking names. The arbitrator is hereby authorized to reach a final and binding decision on the grievance, provided, however, that the arbitrator's decision must be within the scope and terms of this contract, the arbitrator has no authority to add to, detract from, alter or amend any

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     of the terms of this contract.  The fee to the arbitrator, and the court reporter if one is used, will be paid one-half by the employer and one-half by the union.

E. All time limits set forth in this Section may be extended by mutual agreement between the employer and the union.

                   TEMPORARY OFF-PLANT AND TRAVEL ASSIGNMENTS

All authorized company travel related expenses i.e., air fare, hotel accommodations, per diem, vehicle rental, will be paid in accordance with company policy.

Employees who travel on company business during their regular work hours will be paid at their normal rate of pay. Employees who travel on company business outside of their work hours will be paid in accordance with company policy.

                               NON-DISCRIMINATION

The company and the union agree not to discriminate in any way against any employee because of race, color, creed, religion, national origin, sex, age or disability (reasonably accommodated by Amerigon) and agrees to comply with all state and federal anti-discrimination laws.

The company agrees not to discriminate against any employee for union activity.

As used in this Agreement, it is understood that the designation of the masculine gender shall apply equally to the feminine gender.

                                  SAVING CLAUSE

Should any provision of this Agreement, including amendments, if any, be declared invalid by any competent court or governmental agency due to existing or subsequent legislation or through failure to receive necessary government and/or agency approval, shall not affect the remaining provisions of this Agreement, which shall remain in full force and effect.

It is the intent of the parties that this agreement shall remain in force and in its entirety even if there is a change of any kind in the legal status, ownership and management of either party hereto.

                               HEALTH AND WELFARE/
                              LONG TERM DISABILITY

Amerigon shall provide to the bargaining unit employees, medical/dental, prescription drugs, life insurance coverage, and long term disability insurance, at the same cost if any, provided to non-bargaining unit employees.

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                       MEDICAL PREMIUM CO-PAYMENT SCHEDULE


                                 EMPLOYEE +                EMPLOYEE &
                  EMPLOYEE       ONE DEPENDENT             TWO + DEPENDENTS

6/96-5/97           $.00         $83.00/Mo.                $112.43/Mo.

6/97-5/98           $.00         $83.00-$87.15/Mo.         $112.43-$118.05/Mo.

6/98-5/99           $.00         $83.00-$91.51/Mo.         $112.43-$123.95/Mo.

These employee premium co-payment rate ranges are based on a maximum allowable increase of 5% (five percent) over the established entry rate in any one coverage year. Any increase will be fully explained to the Union prior to implementation.

FLEX PLAN 125

Amerigon will automatically deduct your medical insurance co-payment through the Flex Plan 125, unless you elect to waive your right to participate. The Flex Plan 125 uses your pre-tax income to minimize your out-of-pocket expense by deducting the insurance cost before taxes and increasing your net pay.

Amerigon will provide the Safeguard Dental Plan, or a comparable dental plan, at no cost to the employees.

A $10,000 (ten thousand dollar) term life insurance policy is provided, at no additional cost, to any employee enrolled in the medical plan. This policy includes accidental death and dismemberment provisions.

A Long Term Disability Insurance Plan designed to cover loss of income when an employee becomes totally disabled will be available at no cost. This benefit is integrated with any other income benefits, such as state disability, to a total benefit amount of 60% (sixty percent) or a maximum of $5,000 (five thousand dollars) per month of an employees monthly wages. Payments start 90 (ninety) days after the employee becomes disabled.

The parties agree to continue to explore avenues to provide the most comprehensive health care coverage at the least expense to the company and its employees.

                                  PENSION PLAN

Effective June 1, 1996, Amerigon Incorporated, agrees to participate and contribute to the IAM National Pension Fund at the rate of forty (40) hours per week, the amounts listed below for all bargaining unit employees.

Amerigon agrees to be bound to the conditions set forth by Trustees of the IAM Pension Fund.

Amerigon shall, effective June 1, 1996, agree to participate on behalf of the current bargaining unit employees in the IAM National Pension Fund, at the rate

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of $.30 (thirty cents) per hour, and will automatically include all new employees of the bargaining unit henceforth.

Amerigon shall, effective June 1, 1997, increase the participation contribution to $.60 (sixty cents) per hour for each said employee.

Amerigon shall, effective June 1, 1998, increase the participation contribution to $.90 (ninety cents) per hour for each said employee.

                                    DURATION

This agreement, entered into on June 1, 1996, shall remain in full force and effect through May 31, 1999, and shall be automatically renewed from year to year thereafter unless either party gives written notice of a desire to modify, amend, or terminate same at least sixty (60) days prior to the termination date of this agreement.

AMERIGON, INCORPORATED                  INTERNATIONAL ASSOCIATION OF
                                        MACHINISTS & AEROSPACE WORKERS,
                                        AFL-CIO, DISTRICT LODGE 725


BY  /s/ Carol Caraway                   BY /s/ Charles Toby
  ---------------------------------        --------------------------------
     Carol Caraway, HR                       Charles Toby, BR


BY                                      BY
  ---------------------------------        --------------------------------

BY                                      BY
  ---------------------------------        --------------------------------


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                             LETTER OF UNDERSTANDING

The parties agree that for purposes of seniority all employees currently working in the seat assembly department and identified below, shall have bumping rights to the Vehicle Assembler classification. Their original dates of hire, or date of assignment into the Alameda facility, shall be used for purposes of their classification seniority.

Those exercising their bumping rights into the bargaining unit shall be `red circled' and maintained at their current rate of pay.

Per this Agreement, no general wage increases shall be automatically applied to their rate until the maximum of the rate range within their job classification, surpasses their current rate of pay.

                         Tyrone Scott
                         Stephanie Robinson
                         Sammie Debose
                         Stacy Fox

                                   MAY 1, 1996
 /s/  Carol Caraway                               /s/ Charles Toby
------------------------------                 --------------------------------
Carol Caraway                                     Charles Toby
Manager, Human Resources                          Business Representative
Amerigon                                          IAM&AW DL 725



                                  Appendix  II